Exhibit 99.1

Harris Corporation Reports Fiscal 2015 First Quarter Results

MELBOURNE, Florida, October 28, 2014 — Harris Corporation (NYSE:HRS) reported revenue in the first quarter of fiscal 2015 of $1.16 billion and income from continuing operations of $125 million, or $1.18 per diluted share. In the prior year, revenue was $1.19 billion and income from continuing operations was $128 million, or $1.18 per diluted share. Orders in the quarter were $1.11 billion. Also during the quarter, Harris increased its dividend 12 percent and used $100 million of cash to repurchase shares.

“First quarter results reflected strong revenue and orders growth in Government Communications Systems and in RF Communications’ international tactical radio business,” said William M. Brown, chairman, president and chief executive officer. “Operating performance was solid and resulted from lowering costs through operational excellence initiatives, focusing on program execution, and providing the marketplace with innovative solutions.”

RF Communications

RF Communications segment revenue in the first quarter was $387 million compared with $423 million in the prior year. Tactical Communications revenue was $276 million, decreasing 9 percent, and Public Safety revenue was $111 million, decreasing 6 percent. Segment operating income was $117 million compared with $135 million in the prior year.

Orders for the segment totaled $374 million, including $288 million in Tactical Communications and $86 million in Public Safety. Book-to-bill for the segment was 0.97 and funded backlog was $575 million in Tactical Communications and $532 million in Public Safety.

Tactical radio orders included $88 million and $11 million from a country in the Middle East, $18 million from a country in Asia, and $18 million from the Philippines. Harris was also awarded a 4-year, C$180 million ceiling, single-award Indefinite Delivery Indefinite Quantity (IDIQ) contract from the Canadian Department of National Defense and a 5-year, $19 million ceiling, single-award IDIQ contract from the U.S. Air Force Special Operations Command. Public Safety orders included an $11 million follow-on order from St. Mary’s County, Maryland for Phases 2 and 3 of a county-wide public safety radio network, bringing orders-to-date to $32 million.

Government Communications Systems

Government Communications Systems segment revenue in the first quarter was $461 million, increasing 12 percent compared with $412 million in the prior year. Major drivers included higher revenue from classified customers, commercially hosted payload programs, the F-35 program, and the FAA’s NextGen DataComm program, partially offset by lower revenue from NASA’s Space Network Ground Segment Sustainment program. Segment operating income was $74 million compared with $64 million in the prior year. Operating margin was 16.0 percent, which reflects continued strong program performance.

During the quarter, Harris was awarded a 5-year, $495 million ceiling, multi-award IDIQ contract from the U.S. Air Force for the Hosted Payload Solutions (HoPS) program; a 3-year, $20 million contract from the National Oceanic and Atmospheric Administration (NOAA) to provide a GOES-R rebroadcast solution to several National Weather Service centers; a $22M follow-on contract for the F-35 program; and awards totaling $83 million from classified customers.

Integrated Network Solutions

Integrated Network Solutions segment revenue in the first quarter was $326 million, decreasing 13 percent compared with $376 million in the prior year, primarily due to the wind-down of two IT Services programs. Segment operating income was $23 million compared with $30 million in the prior year.

During the quarter, IT Services was awarded a 3-year, $24 million contract and a 5-year $20 million contract from the Federal Bureau of Investigation. CapRock Communications orders included a $15 million follow-on order under the Future Commercial SATCOM Acquisition (FCSA) program and follow-on orders from Royal Caribbean Cruises Ltd. and Carnival Corporation for advanced communications solutions, including increased bandwidth on existing service. Healthcare Solutions was awarded contracts for FusionFX® software from Phoebe Putney Health System in the U.S., Telus Health in Canada, and National Health Service-East Kent in the U.K.

Earnings Guidance

Harris reiterated its fiscal 2015 guidance for income from continuing operations in a range of $4.75 to $5.00 per diluted share and for revenue declining 1 to 3 percent compared with the prior year.

Harris will host a conference call today, October 28, at 8:30 a.m. Eastern Time (ET) to discuss its first quarter fiscal 2015 financial results. The dial-in numbers for the teleconference are (877) 303-9481 (U.S.) and (760) 666-3582 (International), using participant code   8160120.   Please   allow   at least   10 minutes before the scheduled start time to connect to the teleconference. Participants are encouraged   to   listen   via   live   webcast   and   view   management’s   supporting slide   presentation   at www.harris.com/webcast/quarterly/2015Q1. A recording of the call will be available on the Harris website beginning at approximately 12 p.m. ET on October 28.

About Harris Corporation

Harris is an international communications and information technology company serving government and commercial markets in more than 125 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and about 14,000 employees — including 6,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems and services. Additional information about Harris Corporation is available at www.harris.com.

Attachments: Financial statements (4 tables).

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2015; potential contract opportunities and awards; the potential value of contract awards; and statements regarding outlook. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of the company’s relationship with the U.S. Government or a change or reduction in U.S. Government funding; potential changes in U.S. Government or customer priorities and requirements (including potential deferrals of awards, terminations, reductions of expenditures, changes to respond to the priorities of Congress and the Administration, budgetary constraints, debt ceiling implications, sequestration and cost-cutting initiatives); the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of the company’s IT networks and systems or those the company operates for customers; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; the continued effects of the general weakness in the global economy and U.S. Government’s budget deficits and national debt and sequestration; the company’s ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including the company’s ability to manage and integrate acquired businesses; performance of the company’s subcontractors and suppliers; potential claims that the company is infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in the company’s effective tax rate; the potential impact of natural disasters or other disruptions on the company’s operations; the potential impact of changes in the regulatory framework that applies to, or of satellite bandwidth constraints on, the company’s managed satellite and terrestrial communications solutions; and changes in future business or other market conditions that could cause business investments and/or recorded goodwill or other long-term assets to become impaired. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com

Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com

For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1

HARRIS CORPORATION

FY ‘15 First Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(Unaudited)

	Quarter Ended
	September 26, 2014	September 27, 2013
	(In millions, except per share amounts)
Revenue from product sales and services	$1,155.4	$1,191.9

Cost of product sales and services	(762.6)	(774.5)
Engineering, selling and administrative expenses	(195.2)	(207.8)
Non-operating income	—	1.3
Interest income	0.7	0.6
Interest expense	(22.8)	(23.7)

Income from continuing operations before income taxes	175.5	187.8
Income taxes	(50.4)	(60.4)

Income from continuing operations	125.1	127.4
Discontinued operations, net of income taxes	—	(1.7)

Net income	125.1	125.7
Noncontrolling interests, net of income taxes	—	0.1

Net income attributable to Harris Corporation	$125.1	$125.8

Net income per common share attributable to Harris Corporation common shareholders
Basic
Continuing operations	$1.19	$1.19
Discontinued operations	—	(0.02)

	$1.19	$1.17

Diluted
Continuing operations	$1.18	$1.18
Discontinued operations	—	(0.02)

	$1.18	$1.16

Cash dividends paid per common share	$0.47	$0.42

Basic weighted average common shares outstanding	104.6	106.4
Diluted weighted average common shares outstanding	105.8	107.3

Table 2

HARRIS CORPORATION

FY‘15 First Quarter Summary

BUSINESS SEGMENT INFORMATION

(Unaudited)

	Quarter Ended
	September 26, 2014	September 27, 2013
	(In millions)
Revenue
RF Communications	$387.1	$423.0
Government Communications Systems	460.7	411.6
Integrated Network Solutions	325.7	375.6
Corporate eliminations	(18.1)	(18.3)

	$1,155.4	$1,191.9

Income From Continuing Operations Before Income Taxes
Segment Operating Income:
RF Communications	$116.7	$135.2
Government Communications Systems	73.9	64.0
Integrated Network Solutions	23.1	29.7
Unallocated corporate expense	(13.9)	(16.0)
Corporate eliminations	(2.2)	(3.3)
Non-operating income	—	1.3
Net interest expense	(22.1)	(23.1)

	$175.5	$187.8

Table 3

HARRIS CORPORATION

FY ‘15 First Quarter Summary

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Unaudited)

	Quarter Ended
	September 26, 2014	September 27, 2013
	(In millions)
Operating Activities
Net income	$125.1	$125.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	50.8	50.0
Share-based compensation	8.0	8.4
Non-current deferred income taxes	(1.5)	29.9
Loss on sale of discontinued operations	—	1.7
(Increase) decrease in:
Accounts and notes receivable	(37.6)	20.8
Inventories	(29.7)	12.4
Increase (decrease) in:
Accounts payable and accrued expenses	(102.3)	(81.8)
Advance payments and unearned income	12.1	0.7
Income taxes	45.0	15.3
Other	10.2	(10.5)

Net cash provided by operating activities	80.1	172.6

Investing Activities
Additions of property, plant and equipment	(41.0)	(33.4)
Proceeds from sale of Cyber Integration Center	7.0	27.0

Net cash used in investing activities	(34.0)	(6.4)

Financing Activities
Proceeds from borrowings	2.7	4.8
Repayments of borrowings	(8.7)	(69.3)
Proceeds from exercises of employee stock options	17.9	62.6
Repurchases of common stock	(111.7)	(106.7)
Cash dividends	(50.3)	(45.3)

Net cash used in financing activities	(150.1)	(153.9)

Effect of exchange rate changes on cash and cash equivalents	(7.9)	3.9

Net increase (decrease) in cash and cash equivalents	(111.9)	16.2

Cash and cash equivalents, beginning of year	561.0	321.0

Cash and cash equivalents, end of quarter	$449.1	$337.2

Table 4

HARRIS CORPORATION

FY ‘15 First Quarter Summary

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 26, 2014	June 27, 2014
	(In millions)
Assets
Cash and cash equivalents	$449.1	$561.0
Receivables	603.7	566.1
Inventories	648.3	618.7
Income taxes receivable	14.0	28.1
Current deferred income taxes	112.9	112.2
Other current assets	96.6	105.2
Property, plant and equipment	730.5	728.1
Goodwill	1,698.8	1,711.2
Intangible assets	240.5	257.5
Non-current deferred income taxes	83.7	87.3
Other non-current assets	158.5	155.8

	$4,836.6	$4,931.2

Liabilities and Equity
Short-term debt	$52.2	$58.3
Accounts payable	302.9	324.3
Compensation and benefits	153.3	212.8
Other accrued items	260.9	249.8
Advance payments and unearned income	278.1	265.9
Income taxes payable	32.8	—
Current deferred income taxes	0.6	2.1
Current portion of long-term debt	1.4	1.4
Long-term debt	1,575.8	1,575.8
Long-term contract liability	80.5	83.8
Other long-term liabilities	302.1	331.6
Equity	1,796.0	1,825.4

	$4,836.6	$4,931.2